Exhibit 10.05
December 1, 2008
Brad Smith
Dear Brad:
Intuit has reviewed the terms of your employment agreement dated October 1, 2007 (“Employment Agreement”), in light of the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and has concluded that certain changes to your Employment Agreement are desirable under Section 409A. These changes are intended to bring your Employment Agreement into documentary compliance with the requirements for administration under Section 409A. Please review the following changes; however, in order to ensure compliance with Section 409A, Intuit must receive a copy of this document, executed by you, not later than December 31, 2008.
Section 8(a) regarding “Involuntary Termination” will be amended and restated to read in its entirety as follows:
You may terminate your employment upon written notice to the Board at any time before the first anniversary of the date on which first occurs an event constituting Good Reason, as such term is defined in Section 9, below (an “Involuntary Termination”), provided however that your notice of termination of employment on this basis is delivered to Intuit within the 90 days following the occurrence of the event constituting Good Reason and that such termination is not effective until the end of a period of not less than 30 days from the date of delivery of such notice to Intuit, during which Intuit may cure such occurrence;
Section 9 defining “Good Reason” will be amended and restated to read in its entirety as follows:
“Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as President and Chief Executive Officer that you no longer report directly to the Board, without your prior written consent; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your prior consent; (iii) a material breach by Intuit of any of its obligations hereunder; (iv) failure of any successor to assume this agreement; or, (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters.
Section 10(b) regarding severance will be amended and restated to read in its entirety as follows:

In the event of your Involuntary Termination or Termination Without Cause or Termination Following a Change in Control, conditioned upon your execution of a general release and waiver of claims (in a form mutually satisfactory to you and Intuit) against Intuit, its officers and directors and your satisfying all conditions to make the release effective and irrevocable within 45 days after the date of such termination of employment, you will also be entitled to (i) a single lump sum severance payment equal to 12 months of your then current annual base salary and 100% of your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable upon the date of your “separation from service” (as defined in Treas. Reg. 1.409A-1(h)); and (ii) pro rata acceleration of the vesting and exercisability of the Promotion Option and the Promotion Stock Units, as described above in Sections 4 and 5, respectively.
Section 11(a) regarding Section 280G will be amended and restated to read in its entirety as follows:
If your severance and other benefits provided for in Section 10 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under Section 10 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greater amount of severance and other benefits. If payment is to be in a lesser amount then reduction shall occur in the following order: (i) reduction of payments of cash; and (ii) cancellation of accelerated vesting of the Promotion Option and Promotion Stock Units and any other equity awards for which vesting acceleration is provided; and in each case reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A.
Except as expressly amended or modified herein, all terms and conditions of your Employment Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.
Please do not hesitate to contact me with any questions regarding these changes.
Sincerely,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary
AGREED AND ACCEPTED:

/s/ BRAD D. SMITH	12/3/2008

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